UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 16, 2019

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TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Madison Avenue, Suite 1608, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 980-9155

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TNXP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement

On September 16, 2019, Tonix Pharmaceuticals, Inc. (a wholly owned subsidiary of Tonix Pharmaceuticals Holding Corp. (the “Company”)) (“Tonix”) and The Trustees of Columbia University in the City of New York (“Columbia”) entered into an exclusive License Agreement (the “License Agreement”) pursuant to which Columbia granted to Tonix an exclusive license, with the right to sublicense, certain patents and technical information (collectively, the “Technology”) related to a recombinant Trefoil Family Factor 2 (TFF2), and to develop and commercialize products thereunder (each, a “Product”). Pursuant to the terms of the License Agreement, Columbia has reserved for itself the right to practice the Technology for academic research and educational purposes.

As consideration for entering into the License Agreement, Tonix has agreed to pay a five-digit license fee to Columbia. Tonix is obligated to use Commercially Reasonable Efforts, as defined in the License Agreement, to develop and commercialize the Product, and to achieve specified developmental milestones.

Tonix has agreed to pay Columbia single-digit royalties on net sales of (i) Products sold by Tonix or a sublicensee and (ii) any other products that involve material or technical information related to the Product and transferred to Tonix pursuant to the License Agreement (“Other Products”) sold by Tonix or a sublicensee. Royalties on each particular Product are payable on a country-by-country and Product-by-Product basis until the latest of (i) the date of expiration of the last valid claim in the last to expire of the issued patents covered by the License Agreement, and (ii) a specified period of time after the first commercial sale of a Product in the country in question. Royalties on each particular Other Product are payable on a country-by-country and product-by-product basis until a specified period of time after the first commercial sale of such particular Other Product in such country. Royalties payable on net sales of the Product and Other Products may be reduced by 50% of the royalties payable by Tonix to any third party for intellectual property rights which are necessary for the practice of the rights licensed to Tonix under the License Agreement, provided that the royalty payable on a Product or Other Product may not be reduced by more than 50%.

Tonix is also obligated to make contingent milestone payments to Columbia totaling $3.1 million on a Product-by-Product basis upon the achievement of certain development, approval and sales milestones related to a Product. In addition, Tonix shall pay Columbia 5% of consideration, other than royalty payments and certain other categories of consideration, payable to Tonix by a sublicensee.

The License Agreement may be terminated by either party for cause and contains customary indemnification provisions.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019. Certain terms of the License Agreement have been omitted from this Form 8-K and will be omitted from the version to be filed as an exhibit to the Form 10-K.

A press release issued by the Company in connection with the License Agreement is included as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.
	99.01	Press Release dated September 16, 2019, issued by the Company

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: September 16, 2019	By:	/s/ Seth Lederman
Seth Lederman Chief Executive Officer